S.E.C. FILING

                      MASTER REALTY PROPERTIES, INC.
                f/k/a MASTER MORTGAGE INVESTMENT FUND, INC.
                                 PRE 14A
                             December 31, 1997

                           Filed:  April 30, 1998

TABLE OF CONTENTS
NOTICE OF MEETING
VOTING ISSUES
GENERAL SUMMARY INTRODUCTION
SHAREHOLDER PROPOSALS
BENEFICIAL OWNERSHIP
BOARD OF TRUSTEES
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
FORWARD SPLIT
ELECTION OF TRUSTEES
APPOINTMENT OF AUDITORS


<<NOTICE OF MEETING>>

Master Realty Properties, Inc.
712 Broadway, Suite 700
Kansas City, MO  64105

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


<<VOTING ISSUES>> Notice is hereby given that the 1997 Annual Meeting of the shareholders of Master Realty Properties, Inc. (the "Company") will be held at 612 Central, Kansas City, Missouri 64105, on June 22, 1998 at 10:00 a.m. for the following purposes:

     1. To vote on a proposal to forward split the outstanding shares of the Company's Common Stock such that each share of the Company's issued and outstanding Common Stock will be automatically converted into 75 shares of Common Stock.

     2. To vote on a proposal to forward split the outstanding shares of the Company's Preferred Stock such that each share of the Company's issued and outstanding Preferred Stock will be automatically converted into 75 shares of Preferred Stock.

     3. To vote on an amendment to the Articles of Incorporation to increase the authorized Common Stock of the Company to 8,500,000 shares of Common Stock.

     4. To vote on an amendment to the Articles of Incorporation to increase the authorized Preferred Stock of the Company to 1,000,000 shares of Preferred Stock.

     5. To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

     6. To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 1998.

     7. To transact such other business as may properly come before the Annual Meeting.

     The close of business on June 3, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting.

     Please be advised that the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1997 is included with this mailing to all shareholders of record.

                                 By Order of the Board of Trustees



                                 Byron Constance,
                                 Secretary

     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and mail it promptly in the envelope provided for your convenience, which requires no postage if mailed in the United States.


</PROXY-INTRO>

<<GENERAL SUMMARY INTRODUCTION>>

Master Realty Properties, Inc.
712 Broadway, Suite 700
Kansas City, Missouri  64105

                       Proxy Statement for
                 Annual Meeting of Shareholders
                    To Be Held June 22, 1998


This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Master Realty Properties, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 22, 1998, at 612 Central, Kansas City, Missouri 64105 at 10:00 a.m., and at any adjournment thereof. The approximate mailing date of this Proxy Statement and the accompanying proxy is May 22, 1998. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

     At the Annual Meeting, the Shareholders will be asked to consider and act upon the following:

     1. To vote on a proposal to forward split the outstanding shares of the Company's Common Stock such that each share of the Company's issued and outstanding Common Stock will be automatically converted into 75 shares of Common Stock.

     2. To vote on a proposal to forward split the outstanding shares of the Company's Preferred Stock such that each share of the Company's issued and outstanding Preferred Stock will be automatically converted into 75 shares of Preferred Stock.

     3. To vote on an amendment to the Articles of Incorporation to increase the authorized Common Stock of the Company to 8,500,000 shares of Common Stock.

     4. To vote on an amendment to the Articles of Incorporation to increase the authorized Preferred Stock of the Company to 1,000,000 shares of Preferred Stock.

     5. To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

     6. To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 1998.

     7. To transact such other business as may properly come before the Annual Meeting.

In addition to the solicitation of proxies by mail, officers and other representatives of the Company may solicit the return of proxies by telephone, telegraph or personal contact. The Company will bear the expense of preparing, printing, assembling and mailing this Proxy Statement and accompanying material to its Shareholders and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy solicitation material to beneficial owners.

Pursuant to Section 3.8 of the Bylaws of the Company and Section 2.31 of the Delaware Corporation Code, the Board of Trustees is required to appoint an Inspector of Election. The Board of Trustees has appointed Thomas H.
as the Inspector of Election (the "Inspector of Election") of the Annual Meeting. The Inspector of Election shall determine the outstanding Common and Preferred shares of the Company, the number of shares represented at the Annual Meeting and the existence of a quorum. The Inspector of Election shall receive votes, proxies, ballots and consents, will count and tabulate all votes and determine the result. The Inspector of Election will determine the authority, validity and effect of each proxy, hear and determine all challenges and questions and do all other ministerial acts as may be proper to conduct the election or vote with fairness to all Shareholders.

In connection with all meetings of Shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder are kept confidential, except that disclosure may be made (i) to allow the Inspector of Election to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. Comments written on proxies, consents or ballots may be transcribed and provided to the Secretary of the Company with the name and address of the Shareholder without reference to the vote of the Shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment.

When you sign and return the enclosed Proxy, the shares represented thereby will be voted for the nominees for trustee listed on the Proxy, and for the approval of Mayer, Hoffman & McCann as the Company auditors unless otherwise indicated on the Proxy. A majority of the outstanding shares of Common Stock of the Company must vote in favor of Proposals 1 and 3 for their approval. A majority of the outstanding shares of Preferred Stock of the Company must vote in favor of Proposals 2 and 4 for their approval.

At December 31, 1997, the Company's outstanding voting stock consists of 29,181,486 shares of Common Stock and 2,491,622 shares of Preferred Stock. Only holders of stock of record at the close of business on June 3, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

The Company is mailing its annual report for the year ended December 31, 1997 together with this Proxy Statement and the enclosed Proxy commencing on May 22, 1998, to shareholders entitled to vote at the Annual Meeting.

A majority of the Company's outstanding voting Common Stock and Preferred Stock, represented in person or by proxy, is necessary to constitute a quorum to take action at the Annual Meeting. Cumulative voting is not permitted. A Shareholder who abstains from voting on any or all proposals will be included in the number of Shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of nominees for trustee or other proposals.

All references in this Proxy Statement to the Company's last fiscal year refer to the period from January 1, 1997 to December 31, 1997.

<<SHAREHOLDER PROPOSALS>>

Subject to the rules of the Securities Exchange Act of 1934, any Shareholder who intends to submit a proposal for action at the Annual Meeting must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the Annual Meeting and must have held such securities for at least one year. Further, the Shareholder must continue to own such securities through the date on which the Annual Meeting is held. Currently, the 1998 Annual Meeting of Shareholders is scheduled to be held in June, 1999. To be considered for inclusion in the proxy material for the next Annual Meeting, proposals must be received by the Secretary of the Company at 712 Broadway, Suite 700, Kansas City, Missouri 64105 on or before December 31, 1998.

<<BENEFICIAL OWNERSHIP>>

Under the Securities Exchange Act of 1934, a person is deemed a beneficial owner if he/she has the right to acquire beneficial ownership of stock within sixty (60) days, whether upon the exercise of a stock option or otherwise. The following table sets forth information regarding the beneficial ownership of the Company's shares by the Trustees, nominees for Trustee, management and five percent beneficial owners as of December 31, 1997. Each individual listed is a Trustee, other than Dr. Richard Padula, who is a 5% beneficial owner, and Thomas H. Trabon, who is the Executive Vice President of the Company.

                      Amount of      % of        Amount of        % of
                      Beneficial   Beneficial    Beneficial     Beneficial
                      Ownership    Ownership     Ownership      Ownership
      Name            Preferred    Preferred       Common         Common
------------------   -----------   ----------   -------------   ----------
John J. Bennett       88,300.171      3.54%     2,508,510.155      7.18%
3850 W. 171st             (1)                         (2)
Stilwell KS
66085

Byron Constance       55,820.457      2.24%       506,526.718      1.45%
3729 S. Union             (3)                         (4)
Independence MO
64055

Richard Polcari        41,812.664     1.68%     2,753,823.293      7.88%
27 Thayer Road            (5)                         (6)
P.O. Box 79197
Belmont, MA  02179

James E. Trimmer      184,218.635     7.39%     2,606,359.562      7.46%
3130 Wheeling             (7)                         (8)
Kansas City, MO 64129

Robert K. Brown          - 0 -         N/A      1,180,426.390      3.38%
3200 S. M-291 Highway                                 (9)
Independence, MO
64057

Dr. Richard Padula    108,509.440     4.35%     3,539,040.915     10.13%
6420 Prospect            (10)                        (11)
Ste T-211
Kansas City, MO 64132

Thomas H. Trabon       14,358.263      .58%       700,400.535      2.00%
3441 W. 131st Street     (12)                        (13)
Leawood, KS  66209

Executive Officers    384,510.190    15.43%    10,256,046.650     29.36%
and Trustees as a
Group (6 Persons)

FOOTNOTES
------------
     (1) Includes 8,034.932 shares held in children's trust; 14,282.410 shares held in individually directed account; 3,604.530 shares held in family trust; and 62,378.299 shares held in American Fiduciary Corp. 401(k) Plan.

     (2) Includes 24,364.029 shares held in children's trust; 575.602 shares held in American Fiduciary Corp. 401(k) Plan; 392,919.652 shares held in Master Realty Properties, Inc. Target Benefit Plan; and 141.765 shares held in family trust.

     (3) Includes 15,780 shares held jointly with spouse; 39,512.725 shares held in Constance, Stewart & Cook Defined Benefit Plan; and 527.732 shares held in Constance, Stewart & Cook Profit Sharing Plan.

     (4) Includes 44,972.910 shares held jointly with spouse; 349,878.96 shares held in Constance, Stewart & Cook Defined Benefit Plan; and 67.71 shares held in Constance, Stewart & Cook Profit Sharing Plan.

     (5) Includes 4,112.09 shares owned by family members and 4,817.871 shares owned by affiliated company.

     (6) Includes 425.266 shares owned by family members and .308 shares owned by affiliated company.

     (7) Includes 120,941.812 shares owned by spouse.

     (8) Includes 111.140 shares held in Precise Forms, Inc. Profit Sharing Plan; 333.426 shares held by spouse; and 715,185.536 shares held in spouse's trust.

     (9) Includes 1,068,819.247 shares held in Floyd R. Brown & Company Profit Sharing Plan.

     (10) Includes 6,483.873 shares held in spouse's trust.

     (11) Includes 168,224.175 shares held in spouse's trust.

     (12) All shares held in Master Realty Properties, Inc. Target Benefit
Plan.

     (13) Includes 153,315.714 shares held in Master Realty Properties, Inc. Target Benefit Plan.

-------------------

Compliance with Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers, directors, trustees, and persons who beneficially own more than 10% of the Company's shares, to file with the Securities Exchange Commission reports of ownership and changes in ownership of Common stock of the Company. Officers, directors, trustees and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the best of the Company's knowledge, Richard Padula is the only Shareholder beneficially owning a greater than 10% interest in the Company. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the 1997 fiscal year, the filing requirements were not complied with on a timely basis, however, all appropriate filings have been made at this time.

<<BOARD OF TRUSTEES>>

Meetings and Committees of the Board of Trustees
------------------------------------------------

During the Company's last fiscal year, the Board of Trustees met three times. All members of the Board of Trustees were present at each meeting, except Mr. Polcari, who missed one meeting, and Mr. Trimmer, who missed two meetings.

During the Company's last fiscal year, the Independent Trustees were paid their reasonable expenses incurred in connection with their services as Trustees, including, without limitation, travel to and attendance at each meeting of the Board of Trustees, as well as each Annual Meeting of the Shareholders. In addition, each Independent Trustee received a $7,500.00 annual fee and $500.00 per meeting. At the option of each Independent Trustee, these fees may be paid in Company securities based on current market value.

The Affiliated Trustees do not receive compensation for services rendered as a member of the Board of Trustees.

<<EXECUTIVE COMPENSATION>>

The current executive officers of the Company are as follows:

John J. Bennett, 54
3850 W. 171st Street
Stilwell, KS  66085
President, Chairman of the Board since 1988.

Mr. Bennett is the President of Master Realty Corp., Master Mortgage Realty II, Inc., Master Mortgage Realty III, Inc., and Master Mortgage Realty V, Inc., Mezzanine, Inc., and Soho III, Inc., and the Vice President of Master Mortgage Realty IV, Inc., River Market Venture, Inc., and Real Estate Equities, Inc., all of which are wholly owned subsidiaries of the Company. Mr. Bennett has also been a Director of First Trust of MidAmerica, a Missouri chartered banking institution since 1989.

Mr. Bennett was the general partner of Embassy Properties, North, L.P., a Missouri limited partnership, that filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in October, 1993. A plan was confirmed in that case in 1996. Mr. Bennett was also a member of Thirty Five Corp., L.L.C., a Kansas limited liability company, who filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in November 22, 1994 in the United States Bankruptcy Court for the District of Kansas. A plan was confirmed in that case on June 26, 1996.

In 1993, Mr. Bennett was named Defendant in a lawsuit filed by Robert Reich, Secretary of the United States Department of Labor, in the United States District Court for the District of Kansas wherein the Secretary alleged various ERISA violations. Mr. Bennett filed an answer denying all allegations and specifically denying that he ever exercised discretionary authority and control over the management and disposition of ERISA plan assets. In lieu of a lengthy and expensive litigation, Mr. Bennett entered into a Settlement Agreement and Consent Order on May 27, 1994, which has now expired, wherein he agreed to not act as a fiduciary by reason of exercising any discretionary authority or control over the assets of an ERISA plan for a period of three years. Mr. Bennett continues to assert that he has never acted as a fiduciary to an ERISA plan by reason of exercising discretionary authority or control.

Thomas H. Trabon, 48
3441 W. 131st Street
Leawood, KS  66209
Executive Vice President since 1991.

Mr. Trabon was a partner in Laventhol & Horwath, a National Certified Public Accounting firm from January 1, 1984 to November, 1990. Mr. Trabon is the President of River Market Venture, Inc., Master Mortgage Realty IV, Real Estate Equities, Inc., and Vice President of Master Realty Corp., Master Mortgage Realty II, Master Mortgage Realty III, Master Mortgage Realty V, Mezzanine Inc., Soho III, Inc. Mr. Trabon is also an owner in two companies which provide accounting and tax services to the Company and its affiliates.

Byron Constance, 71
3729 S. Union
Independence, MO  64055
Secretary since January 26, 1991.

Mr. Constance is the retired Senior Partner in Constance Stewart & Cook, L.C., a law firm located in Independence, Missouri, and is presently of counsel to the firm. He has practiced law since 1949, and serves on the Advisory Board of Directors of Hillcrest Bank, located in Kansas City, Missouri.

Robert K. Brown, 53
3200 South M-291 Hwy.
Independence, MO  64057
Treasurer since 1996.

Mr. Brown has been a partner in Floyd R. Brown & Co., P.C., a certified public accounting firm in Independence, Missouri, since 1969.

The following table discloses compensation received for the last three (3) fiscal years by the Company's President and executive officers.

SUMMARY COMPENSATION TABLE
Annual Compensation

      Name and                                                 All Other
Principal Position   Year       Salary         Bonus(1)    Compensation(2)
------------------   ----    --------------   -----------   ---------------
John J. Bennett      1997    $192,605.70      $225,435.00     $225,546.00
Chairman of the      1996    $185,262.58      $152,485.00     $130,000.00
Board, President     1995    $184,400.00      $152,401.00     $ 30,000.00

Thomas H. Trabon     1997    $123,850.00      $ 45,000.00     $ 61,788.50
Executive            1996    $ 94,075.00      $ 28,046.50     $ 11,573.71
Vice President       1995    $ 91,500.00      $ 12,000.00     $  9,397.73

FOOTNOTES
--------------------
     (1) As employees of the Company, Mr. Bennett and Mr. Trabon are entitled to participate in the Company's Bonus Pool (the "Pool") which became effective on June 15, 1994. The minutes of the Company dated July 26, 1994 provide that the following amounts will be calculated and contributed to the Pool on an annual basis commencing January 1, 1995;

     An amount equal to one-half of one percent (1/2 of 1%) of the increase in the net assets of the Company during the calendar year. Net assets being defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;

     An amount equal to the calculated return defined as twenty percent (20%) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3%) over the average one (1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. The amounts owed under this subsection will be payable over a three year term beginning with the year immediately after the computation year (deferral payments). However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, the deferral payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns; and

     An amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.

     Distributions of the Bonus Pool will be made on a quarterly basis commencing in the first quarter of 1995, to Company employees in the sole discretion of the President. These distributions may be made in cash or Company securities.

     (2) The following chart represents other compensation to Mr. Bennett and Mr. Trabon in 1995 through 1997.

                                                John J. Bennett
                                      ------------------------------------
                                        1995          1996          1997
                                      -------      --------       --------
Defined Contribution Plan             $30,000      $ 30,000       $ 30,000
Securities Bonus                       - 0 -        100,000        195,546
                                      -------      --------       --------
Total Other
Compensation                          $30,000      $130,000       $225,546
                                      =======      ========       ========

                                                Thomas H. Trabon
                                      ------------------------------------
                                        1995         1996          1997
                                      ---------   ----------    ----------
Defined Contribution Plan             $9,397.73   $11,573.71    $25,042.50
Securities Bonus                       - 0 -         - 0 -       36,746.00
                                      ---------   ----------    ----------
Total Other
Compensation                          $9,397.73   $11,573.71    $61,788.50
                                      =========   ==========    ==========

Employment Contracts
--------------------

The Company entered into a five (5) year Employment Agreement with Mr. Bennett dated June 15, 1994. His base salary is $185,000.00 per year. In addition, the Company agreed to negotiate increases in base salary and bonus compensation based on (i) comparable salaries and benefits then provided to the chief executive officers of other business enterprises similar to the business of the Company; (ii) objective performance criteria of the Company, including, without limitation, total shareholder returns, return on equity and growth in funds from operations; (iii) proper execution of the Company's Strategic Redirection Plan and (iv) other special circumstances which would warrant a further increase in base salary or bonus compensation. As an employee of the Company, Mr. Bennett is entitled to participate in the Bonus Pool.

In the event that the Employment Agreement is terminated by the Company because of the misconduct of Mr. Bennett, the mental or physical disability of Mr. Bennett or the voluntary or involuntary liquidation or sale of the assets of the Company, the Company will pay to Mr. Bennett all compensation accrued up to the date of such termination, liquidation or sale. In addition, if the Employment Agreement is terminated due to Mr. Bennett's mental or physical disability, the Company will pay a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement. In the event that the Employment Agreement is terminated by the Company for any other reason, the Company is obligated to pay Mr. Bennett all compensation accrued up to the event of such termination and a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement.

Executive Compensation Report of the Board of Trustees
------------------------------------------------------

During the last fiscal year, the Company did not have a Compensation Committee. The Independent Trustees are responsible for advising Management on matters pertaining to compensation arrangements for executive employees, as well as administration of the Company's bonus pool. The Company's employee compensation policy is to offer a package including a competitive salary, an incentive bonus pool based upon the scope of the employee's duties and the relationship of these duties to the performance of the Company, competitive benefits and an efficient workplace environment. The Company's objective is to determine salaries that are sufficient to attract, motivate and retain executives of outstanding ability and potential.

The Company's Bonus Pool consists of:

     (1) an amount equal to one-half of one percent (1/2 of 1%) of the increase in the net assets of the Company during the calendar year. Net assets are defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;

     (2) an amount equal to the calculated return defined as twenty percent (20%) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3%) over the average one
(1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. (The amounts owed under this subsection will be payable over a three year term beginning with the year immediately after the computation year (deferral payments). However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, the deferral payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns); and

     (3) an amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.

Distributions of the Bonus Pool are made on a quarterly basis to Company employees in the sole discretion of the President either in cash or Company securities.

Base salaries are intended to be competitive with those paid to senior executives at other real estate investment trusts with less than $200 million in assets whose property focus is in diversified properties and are determined in a manner that takes into account an individual's performance and contributions to the Company and the Company's operating performance. The Company's employee base compensation policy is subjective in nature and is not based on any specific formula. In determining compensation for the 1997 fiscal year, the Board of Trustees took into account managerial competence which the executive officers demonstrated in managing the business of the Company.

In determining compensation of the President and other executive officers of the Company, the Independent Trustees reviewed the expertise with which Management implemented the Company's Strategic Redirection Plan (the "SRP"). The SRP was developed by the Board of Trustees in 1991 and sets forth a comprehensive 3-part business plan. Phase I of the SRP concentrated on preservation of the Company's assets. Management has done an exceptional job of protecting the Company's assets through loan workout negotiations, litigation and, where necessary, foreclosure. As of December 31, 1997, Management had successfully secured and protected the Company's interests in all of the Company's assets.

Phase II of the SRP involves the establishment and monitoring cash flow from the asset to the Company. This phase required Management to closely analyze the physical and financial status of each project, and take whatever steps were necessary to stabilize the assets in order to provide the greatest possible cash flow to the Company. In addition, Management is required to work closely with the property manager to monitor the progress of the asset. Management's performance under Phase II of the SRP has far exceeded the targeted performance objectives set forth therein by the Board of Trustees.

The final phase of the SRP is the development of shareholder liquidity and a market for the Company's stock. The initial steps toward effectuating Phase III are being considered by the Shareholders at the 1997 Annual Meeting. Management has proposed a Forward Stock Split, whereby each share of outstanding Common Stock would be converted into 75 shares of Common Stock, and each share of outstanding Preferred Stock would be converted into 75 shares of Preferred Stock. Management believes that implementation of this Forward Stock Split will stimulate investor demand by reducing the market price of the Company's shares.

Respectfully submitted,


Byron Constance
Richard Polcari
Robert K. Brown
James E. Trimmer
James I. Threatt


<<PERFORMANCE GRAPH>>

The Securities Exchange Act of 1934 requires that the Company provide a line graph comparing, over a five year period, cumulative shareholder return against an acceptable industry index. However, it must be noted that the data listed below is market weighted and that, to the Company's knowledge, stock of the Company has not been traded during the period covered by this Proxy Statement. Due to the non-existence of a market for the shares, the computation of value shown is not according to market value. The following graph compares the performance of the Company's shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100.00 invested on December 30, 1992 in the Company's shares, the S & P 500 Index and the peer group index, and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Company's shares.

                 Comparison of Five Year Cumulative Total Return
                   December 31, 1992 through December 31, 1997


PERFORMANCE GRAPH DELETED

                                     12/93   12/94   12/95   12/96   12/97
                                     -----   -----   -----   -----   -----
Master Realty Properties, Inc.        100      0       0       0       0
S&P 500 Index                         100     125     130     169     185
All Equity REITS                      100     123     142     192     201


<<COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION>>

The Company engages Embassy Properties, Inc., a Kansas corporation ("EPI"), to manage most real estate assets of the Company. The management services include, among other things, rent billing and collection, leasing, maintenance, construction supervision, compliance with regulatory statutes and rules and property disposition. In the Company's last fiscal year, the Company paid EPI $259,345.00. Janet Gatz-Bennett, John Bennett's spouse, is the President and majority shareholder of EPI and Roger E. Buford, an Affiliated Trustee of the Company, is the Executive Vice President and a minority shareholder of EPI. The Board of Trustees has determined that the Company's relationship with EPI is on terms as favorable to the Company as would be available from a non-affiliated party.

Under regulations governing real estate investment trusts, the Company is not allowed to operate hotels. Accordingly, the Company has entered into lease agreements for its hotel properties with Embassy Hotel Management Co., Inc. ("EHM"), a Missouri corporation wholly owned by EPI. Roger E. Buford, an Affiliated Trustee of the Company, is Executive Vice President of EHM. The Company believes the lease terms and provisions are as favorable to the Company as would be available from a non-affiliated party. EHM paid a total of $2,104,346.00 in lease payments to the Company and affiliates of the Company in 1997.

Under the terms of the Company's Chapter 11 Plan of Reorganization, certain individuals, or qualified plans under which they participated, who held the Company's Convertible Subordinated Debentures (the "Debentures") participated in the Company's Alternative Treatment Plan (the "ATP").
Under the terms of the ATP, these individuals or entities converted all or part of their Debentures, together with an equal cash contribution, into a direct loan participation interest in a collateral pool loan. On September 1, 1997, the participants in the ATP accepted a Promissory Note from the Company, which note is to be repaid on September 1, 2000. It bears interest at the rate of 9%, which interest is payable quarterly. The following reporting persons and/or their qualified retirement plans currently have the following outstanding balances under the ATP:

               John J. Bennett                    $272,408.24
               Robert K. Brown                    $58,856.95
               James Trimmer                      $71,729.55
               Dr. Richard Padula                 $126,542.43

<<FORWARD SPLIT>>

PROPOSAL 1. A PROPOSAL TO FORWARD SPLIT THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK SUCH THAT EACH SHARE OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK WILL BE AUTOMATICALLY CONVERTED INTO 75 SHARES OF COMMON STOCK.

Background - The Reverse Stock Split:
------------------------------------

At the 1996 Annual Meeting of Shareholders, the Shareholders approved a 2,500 to 1 Reverse Stock Split of the Common Stock of the Company. The effect of this action was to cause any Shareholder with less than 2,500 shares of Common Stock to own less than one share. Since the Company would not issue any fractional shares of Common Stock, any Shareholder owning less than one full share after the Reverse Stock Split was either paid in cash for his/her fractional share, or allowed to purchase from the Company enough additional shares to equal one share. The action eliminated approximately 1,179 Shareholders (owning approximately 545,853 shares) at an estimated cost of approximately $169,214.00. This action was recommended by the Board of Trustees because there were a very large number of Shareholders of the Company who held fewer than 2,500 shares, and accordingly a small resulting shareholder value. Communications with Shareholders and the conduct of a Shareholder meeting, including printing, mailing and proxy tabulation cost, was, consequently, very expensive. The result of the Reverse Stock Split has been to significantly decrease these costs to the Company.

The Company still has approximately 1,321 Shareholders of record after the Reverse Stock Split and continues to be registered under Section 12 of the Securities Act of 1933. The approximate value of each share of Common Stock after the implementation of the Reverse Stock Split, based on a $.31 per share value, would be $775.00.

The Forward Split:
-----------------

The Board of Trustees and Management of the Company believe it is advisable and in the best interest of the Shareholders of the Company to adopt a forward split of the outstanding shares of Common Stock such that each share of the Company's issued and outstanding Common Stock will be
automatically converted into 75 shares of Common Stock.   Approval of the
Forward Split does not change a Shareholder's equity interest in the
Company.   The primary purpose of this action is to stimulate investor demand by reducing the market price of the Company's Common Shares.

A Forward Split will increase the number of outstanding shares of Common Stock, which will reduce the per share market price and improve the marketability of the Common Stock. This action is proposed by Management pursuant to Phase III of the Company's Strategic Redirection Plan (the "SRP"). The SRP is divided into the following three Phases:

     Phase I: ASSET PRESERVATION - The Company was forced to take aggressive steps to protect the Company's interests in its assets. These steps included foreclosures, workouts and litigation.

     Phase II: CASH FLOW ENHANCEMENT - The Company has focused its energy to the re-establishing of cash flow to its shareholders. This phase encompasses asset monitoring, collection efforts and control procedures over Phase I workout programs.

     Phase III: SHAREHOLDER LIQUIDITY - The final phase of the SRP is to provide shareholders of the Company with liquidity options. The first and foremost goal of this phase will be the creation of a marketplace for the Company's stock.

Vote Required:
-------------

The adoption of the Common Stock Forward Split will require the approval by the holders of a majority of the Shareholders of the Company's issued and outstanding Common Stock.

PROPOSAL 2. A PROPOSAL TO FORWARD SPLIT THE OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK SUCH THAT EACH SHARE OF THE COMPANY'S ISSUED AND OUTSTANDING PREFERRED STOCK WILL BE AUTOMATICALLY CONVERTED INTO 75 SHARES OF PREFERRED STOCK.

The purpose of the Forward Split is to stimulate investor demand by reducing the market price of the Company's Common Shares. It is not anticipated that the Preferred Shares will ever be publicly traded. However, each share of Preferred Stock is convertible, at the option of the Shareholder, into one share of Common Stock, and therefore, in order to protect the conversion option of the Preferred Shareholders, it will be necessary to apply the Forward Split to the Preferred Stock, as well as the Common Stock.

Vote Required:
-------------

The adoption of the Preferred Stock Forward Split will require the approval by the holders of a majority of the Shareholders of the Company's issued and outstanding Preferred Stock.

PROPOSAL 3. A PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 8,500,000 SHARES OF COMMON STOCK.

Currently, the Company's Articles of Incorporation identify 50,000 shares of Common Stock, par value $.01. If the Common Stock Forward Split is approved by the Shareholders, the Company will not have adequate authorized Common Stock to implement the Common Stock Forward Split. Accordingly, an amendment to the Articles of Incorporation would be required to authorize additional shares of Common Stock. Management and the Board of Trustees have recommended that the Shareholders approve authorization of 8,500,000 shares of Common Stock.

PROPOSAL 4. A PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED PREFERRED STOCK OF THE COMPANY TO 1,000,000 SHARES OF PREFERRED STOCK.

Currently, the Company's Articles of Incorporation identify 50,000 shares of Preferred Stock, par value $.01. If the Preferred Stock Forward Split is approved by the shareholders, the Company will not have adequate authorized Preferred Stock to implement the Preferred Stock Forward Split. Accordingly, an amendment to the Articles of Incorporation would be required to authorize additional shares of Preferred Stock. Management and the Board of Trustees have recommended that the Shareholders approve authorization of 1,000,000 shares of Preferred Stock.

Amendment to the Articles of Incorporation
------------------------------------------

If Proposals 1 through 4 are approved by the Shareholders, Article Fourth of the Articles of Incorporation of the Company would be amended to read as follows:

     "FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 8,500,000 shares of Common Stock with $.01 par value, and 1,000,000 shares of Preferred Stock with $.01 par value. The Preferred Stock shall have the rights, privileges, designations and preferences as determined by the Board of Trustees. There shall be no fractional shares."

If approved, the Amendment to the Articles of Incorporation will be filed with the Secretary of State of Delaware. The Amendment will become effective on the date of such filing.

<<ELECTION OF TRUSTEES>>

PROPOSAL 5.  ELECTION OF TRUSTEES.

Pursuant to the Articles of Incorporation of the Company, the Board of Trustees is divided into two classes. A First Class Trustee is elected to hold office for one year, or until the next Annual Meeting following their election. A Second Class Trustee is elected to hold office for two years, or until the next Annual Meeting following their election. The Bylaws of the Company provide that the number of Trustees shall be between 3 and 9, the exact number to be determined by a majority of the entire Board of Trustees. The Board of Trustees has set this number at seven.

Three trustees are to be elected at the Annual Meeting, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as trustees unless the Shareholder indicates to the contrary on the proxy. Management expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Trustees to fill any such vacancy. There are no arrangements or understandings between any of the listed trustees, or any other persons, pursuant to which any of the trustees have been selected as such.

Nominees:
--------

          John J. Bennett
          Affiliated Trustee since 1988.
          Nominee for Second Class Trustee

Mr. Bennett is the President of Master Realty Corp., Master Mortgage Realty II, Inc., Master Mortgage Realty III, Inc., and Master Mortgage Realty V, Inc., Mezzanine, Inc., and Soho III, Inc., and the Vice President of Master Mortgage Realty IV, Inc., River Market Venture, Inc., and Real Estate Equities, Inc., all of which are wholly owned subsidiaries of the Company. Mr. Bennett has also been a Director of First Trust of MidAmerica, a Missouri chartered banking institution, since 1989.

Mr. Bennett was the general partner of Embassy Properties, North, L.P., a Missouri limited partnership, that filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in October, 1993. A plan was confirmed in that case in 1996. Mr. Bennett was also a member of Thirty Five Corp., L.L.C., a Kansas limited liability company, who filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in November 22, 1994 in the United States Bankruptcy Court for the District of Kansas. A plan was confirmed in that case on June 26, 1996.

In 1993, Mr. Bennett was named Defendant in a lawsuit filed by Robert Reich, Secretary of the United States Department of Labor, in the United States District Court for the District of Kansas wherein the Secretary alleged various ERISA violations. Mr. Bennett filed an answer denying all allegations and specifically denying that he ever exercised discretionary authority and control over the management and disposition of ERISA plan assets. In lieu of a lengthy and expensive litigation, Mr. Bennett entered into a Settlement Agreement and Consent Order on May 27, 1994, which has now expired, wherein he agreed to not act as a fiduciary by reason of exercising any discretionary authority or control over the assets of an ERISA plan for a period of three years. Mr. Bennett continues to assert that he has never acted as a fiduciary to an ERISA plan by reason of exercising discretionary authority or control.

          Richard Polcari, 60
          Independent Trustee since 1991.
          Nominee for Second Class Trustee

Mr. Polcari has been the Chief Executive Officer of Sandrick Associates, Inc., an investment firm in Boston, Massachusetts, since 1976.

          James E. Trimmer, 65
          Independent Trustee since 1991.
          Nominee for Second Class Trustee

Mr. Trimmer has been the President of Precise Forms, Inc., a manufacturer of aluminum forms located in Kansas City, Missouri, since 1967 and is a former director of Grain Valley Bank.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED.


<<APPOINTMENT OF AUDITORS>>

PROPOSAL 6. THE APPOINTMENT OF MAYER, HOFFMAN & MCCANN AS THE AUDITORS FOR THE COMPANY FOR 1998.

The Company retained Mayer, Hoffman & McCann as its independent certified public accountants effective 1990, and they have been selected to continue in such capacity for the current fiscal year.

Representatives of Mayer, Hoffman & McCann will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Financial Statements
--------------------

The financial statements of the Company, in comparison form for the years ended December 31, 1997, is contained in the 1997 Annual Reports to Shareholders, a copy of which is enclosed with this Proxy Statement.

                                   By Order of the Trustees



                                   John J. Bennett, President